                                                                            EXHIBIT 99.1
                                         News
                                         Release

                                                                    Vectren Corporation
                                                                    One Vectren Square
                                                                    Evansville, IN  47708

November 16, 2007
FOR IMMEDIATE RELEASE
Media contact: Mike Roeder, (812) 491-4143 or mroeder@vectren.com or
Investor Relations:  Steve Schein, (812) 491-4209 or sschein@vectren.com

Vectren files settlement in North gas utility rate case

Evansville, Ind. -- Vectren Corporation’s (NYSE: VVC) utility subsidiary, Vectren Energy Delivery of Indiana - North (Vectren North), has reached a settlement agreement with the Indiana Office of Utility Consumer Counselor (OUCC) regarding the proposed changes to the rates for its gas distribution business that covers nearly two-thirds of Indiana. The settlement agreement was filed today with the Indiana Utility Regulatory Commission (IURC) and completes a collaborative effort between Vectren North and the OUCC.

Vectren North initially filed a petition with the IURC on May 18 requesting a $41.1 million increase in revenues. The settlement agreement provides for a $27.5 million increase, including the recovery of certain costs totaling $10.6 million that will be recovered through separate cost recovery mechanisms rather than base rates. If approved, the impact of the settlement is expected to increase bills by less than 4 percent or about $3.50 per month for the typical residential customer. The settlement agreement resolves the issues in the case and provides for a return on equity (ROE) of 10.2 percent; agreement on various personnel expenses and operating and maintenance costs; a main replacement program to begin replacement of 245 miles of bare steel and cast iron pipelines; and recovery of gas costs relating to uncollected customer bills and “unaccounted for gas costs” through Vectren North’s gas cost adjustment (GCA) process.

“This settlement provides a roadmap for Vectren North to continue providing safe, reliable service,” said Vectren President and COO Carl Chapman.  “Reliability requires investment in people and infrastructure. This rate case prescribes a plan for initiating a comprehensive bare steel and cast iron main replacement program as well as recognizes the other fixed costs we incur to run the business. This change only impacts the delivery portion of the bill. We remain committed to providing the tools our customers need through our Conservation Connection program to drive total bills lower through reduced consumption.”

Natural gas base rates make up about 30 percent of a typical residential customer bill. The cost of the natural gas commodity makes up about 70 percent of a typical bill. These gas costs are passed through to customers on a dollar-for-dollar basis through the state’s GCA regulatory review process.

About Vectren

Vectren Corporation is an energy holding company headquartered in Evansville, Indiana. The Company's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. The Company's nonutility subsidiaries and affiliates currently offer energy- related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services.